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                                                                    EXHIBIT 99.1

                 [ATMOS ENERGY CORPORATION LOGO APPEARS HERE]


                                 NEWS RELEASE

DATE:  November 12, 1997                          ATMOS MEDIA CONTACT:
                                                  Margaret Watson
                                                  972-855-4050


FOR RELEASE:  IMMEDIATELY                         ATMOS INVESTOR/
                                                  ANALYST CONTACT:
                                                  LYNN HORD
                                                  972-855-3729


                           ATMOS ENERGY CORPORATION
                      ADOPTS NEW SHAREHOLDER RIGHTS PLAN

    Dallas, Texas -- Atmos Energy Corporation (NYSE-ATO) announced today that its Board of Directors has adopted a new shareholder rights plan under which new rights will be issued following the expiration of its existing shareholder rights plan. The existing plan was adopted in 1988 and expires on May 10, 1998. As is true with the existing plan, the newly-adopted rights plan is designed to deter coercive takeover tactics and to prevent a person or group from gaining control of Atmos Energy Corporation without offering a fair price to all of its shareholders. The new plan, which will take effect upon the expiration of the existing plan, was not adopted in response to any offer to acquire control of the company, and the Board is not aware of any such effort.

    The newly-adopted rights plan will result in the distribution to shareholders of one right for each share of common stock held as of May 10, 1998. Upon the occurrence of one of the "triggering events" described below, each right exercised will entitle a shareholder (other than certain shareholders discussed below) to buy shares of common stock or other assets of the Company having a value equal to twice the exercise price of $80 per right. The rights to be issued under the newly-adopted plan will expire on May 10, 2008, unless extended prior thereto by the Board of Directors or earlier if redeemed by the company.

    The right to purchase common stock under the newly-adopted plan can be exercised only if a person or group acquires 15 percent or more of the company's common stock, announces a tender or exchange offer which, if successfully completed, would give that person or group ownership of 15 percent or more of the company's common stock, or the Board of Directors determines that a 10 percent-or-more holder is an "adverse person," as defined in the rights plan.
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    Under the rights plan's "flip-in" feature, if a person or group acquires 15 percent or more of the company's common stock (except pursuant to a tender or exchange offer for all outstanding shares on terms approved by members of the Board of Directors of the company not associated with the acquirer), or if such person or group is determined by the Board of Directors to be an "adverse person," holders of the rights (other than such 15 percent shareholder or an "adverse person") would be entitled to purchase common stock, or in certain circumstances, other assets of the company, having a value of twice the right's exercise price.

    In addition, if the company were to merge with another entity and the company were not the surviving corporation, or if the company were to sell 50 percent or more of its assets, cash flow or earning power to any other person, each right would entitle its owner to purchase common stock of the acquiring corporation having a value of twice the right's exercise price.

    The Board of Directors of the company (with, in certain circumstances, the concurrence of those directors not associated with a 15 percent-or-more holder) may generally redeem the rights any time until 10 business days after an announcement that a person or group has acquired 15 percent or more of the company's common stock. The Board (with, in certain circumstances, the concurrence of those directors not associated with a 15 percent-or-more holder) may also extend the 10 business day period during which the company may redeem the rights. In addition, the rights may also be redeemed in connection with certain transactions approved by the directors of the company.

    The Board said it adopted the new shareholder rights plan with confidence in Atmos Energy Corporation's future and with determination that shareholders be given every opportunity to participate fully in that future.

    Atmos Energy Corporation provides natural gas and propane to more than 1 million customers in 13 states through its operating divisions - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company, and United Cities Propane Gas.


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